FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-201743-02

Sent: Wednesday, October 07, 2015 11:22 AM
Subject: CMBS NEW ISSUE: $1,080.642MM MSBAM 2015-C25 * PRICING DETAILS

NEW ISSUE CMBS: $1,080.642MM
MORGAN STANLEY BofA MERRILL LYNCH SERIES 2015-C25
CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY
CO-MANAGER: CIBC & DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES
CLASS	MDY'S/Fitch/KBRA	SIZEmm	WAL	SPREAD	CPN	$PRICE	YIELD
A-1	Aaa(sf)/AAAsf/AAA(sf)	$34.000	2.88	S+63	1.615	99.99948	1.598
A-2	Aaa(sf)/AAAsf/AAA(sf)	$28.700	4.85	S+75	2.801	102.99544	2.137
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$93.700	7.31	S+115	3.383	102.99496	2.924
A-3	Aaa(sf)/AAAsf/AAA(sf)	$115.000	8.25	S+126	3.280	100.99397	3.146
A-4	Aaa(sf)/AAAsf/AAA(sf)	$230.000	9.77	S+123	3.372	100.99919	3.259
A-5	Aaa(sf)/AAAsf/AAA(sf)	$324.193	9.83	S+125	3.635	102.99177	3.284
A-S	Aa2(sf)/AAAsf/AAA(sf)	$45.702	9.84	S+168	4.069	102.99405	3.715
B	NR/AA-sf/AA-(sf)	$89.931	9.92	S+225	4.6798	102.56763	4.291
C	NR/A-sf/A-(sf)	$56.022	9.92	S+325	4.6798	94.87413	5.291
D	NR/BBB-sf/BBB-(sf)	$63.394	9.92	S+520	3.068	71.03397	7.241

EXPECTED SETTLEMENT:  10/15/15
B&D:                  BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-201743 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.